Press Release

For Immediate Release

DARWIN PROFESSIONAL UNDERWRITERS, INC. REPORTS $246 MILLION
OF GROSS PREMIUMS FOR 2006 AND $63 MILLION FOR FOURTH QUARTER

Premiums increase 48.5% and net income increases 331%
against the comparable year-earlier results.

FARMINGTON, Conn., Feb. 27, 2007/PRNewswire-FirstCall/ — Darwin Professional Underwriters, Inc. (“Darwin,” the “Company,” or “Our”) (NYSE: DR) today announced its financial results for the full year 2006 and fourth quarter ended December 31, 2006. Highlights include:

•	Gross premiums written for the full year 2006 are $246.3 million, with fourth quarter gross premiums totaling $62.9 million. Gross premiums for 2006 are 48.5% in excess of the comparable 2005 year, and fourth quarter gross premium writings are 20.2% ahead of our writings for the same period a year ago.

•	Net premiums written for the full year 2006 are $157.0 million, an increase of $56.4 million or 56% over 2005. Net premiums written for the quarter of $41.9 million are up 25.6% over the fourth quarter of 2005.

•	Net earnings of $16.0 million for the year ended December 31, 2006 represent a 331% increase over the $3.7 million for the year ended December 31, 2005. Fourth quarter 2006 net earnings of $5.8 million represent a 225% increase over the $1.8 million net earnings for the same period in 2005.

<MORE>

•	Overall, the combined ratio is 89.2% for the fourth quarter 2006, which compares favorably to 95.3% for the comparable 2005 quarter. The combined ratio improvement is primarily driven by a decrease in the loss ratio (6.3% improvement to 61.3%) for the quarter. The fourth quarter loss ratio improvement includes approximately $1.8 million in favorable loss reserve development ($1.2 million, net of tax) stemming from the 2003 and 2004 accident years as well as a decrease of $0.9 million ($0.6 million, net of tax) in ceded premiums earned due to the corresponding changes in the underlying variable rated reinsurance in-force during those accident years. The improvement in the expense ratio is due to the spreading of general and administrative costs over a larger premium base.

•	The full year 2006 combined ratio is 94.3% as compared to 97.3% for the comparable period in 2005. Improvements in the loss ratio (2.3%) and the expense ratio (0.7%) are the reasons for the combined ratio improvement. The 2006 loss ratio improvement includes approximately $2.3 million in favorable loss reserve development ($1.5 million, net of tax) stemming from the 2003 and 2004 accident years as well as a decrease of $1.7 million ($1.1 million, net of tax) in ceded premiums earned due to the corresponding changes in the underlying variable rated reinsurance in-force during those accident years. The improvement in the expense ratio is due to the spreading of general and administrative costs over a larger premium base.

•	Earnings per diluted share for the twelve months ended December 31, 2006 are $0.95 compared to $0.46 for the same period in 2005. Earnings per diluted share are $0.34 for the fourth quarter of 2006 as compared to $0.22 for the fourth quarter of 2005.

•	Return on average equity is 7.7% for the twelve months ended December 31, 2006, and shareholders’ equity grew $20.5 million or 10.4% during the twelve months, from $197.4 million at December 31, 2005 to $217.9 million at December 31, 2006.

<MORE>

For the quarter ended December 31, 2006, the break-down of gross premiums written by business line is as follows: medical malpractice liability, $21.5 million; errors and omissions (“E&O”) liability, $30.0 million; and directors and officers (“D&O”) liability, $11.4 million. For the twelve-month period, the comparable figures were $94.6 million, $111.1 million, and $40.6 million for medical malpractice, E&O, and D&O, respectively.

Stephen Sills, Darwin’s president and chief executive officer, commented, “Our focus in distinct niches within the specialty lines market has allowed us to produce excellent growth and operating results in 2006. Darwin recorded a significant increase in gross premiums written over 2005 and demonstrated our continued commitment to underwriting profitability with a fourth quarter combined ratio under 90 percent. With significant expertise across all of our lines, we believe we’re well positioned to take advantage of the continued opportunities we see in specialty insurance.

“Darwin has achieved many milestones this past year as we had our successful IPO and were the first company to list on the NYSE Arca in May 2006. And, in less than one year, our earnings have reached a level that makes us eligible to transition from NYSE Arca to the New York Stock Exchange. We anticipate moving to the NYSE in mid-April and we believe we will be the first issuer to transition from the NYSE Arca to the NYSE. It is an achievement all of us at Darwin are very proud of.” Darwin will retain its existing ticker symbol (NYSE: “DR”) upon transition to the Big Board.

Darwin executives will hold a conference call to discuss this press release tomorrow morning, February 28, 2007, at 10:00 a.m. Eastern time. The live webcast of Darwin’s earnings conference call, as well as our financial supplement, can be accessed through Darwin’s web site at http://investor.darwinpro.com. Analysts and investors interested in participating in the live conference call may dial in to 800-299-0148 (International callers may dial 617-801-9711) and enter passcode 49531447.

<MORE>

The webcast version of the conference call will be archived on Darwin’s web site following the date of the event. A telephonic replay of the earnings conference call will be available shortly after the conclusion of the call on February 28, 2007. To access the telephonic replay, domestic callers may dial 888-286-8010 (International callers may dial 617-801-6888) and enter passcode 68485151. The telephonic replay will be available until March 8, 2007.

Important Information
Certain matters discussed in this release are forward-looking statements. Such statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include the accuracy of assumptions underlying the Company’s outlook and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the Company’s May 2006 Registration Statement on Form S-1 and its Annual Report on Form 10-k for 2006. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any intent or obligation to update these forward-looking statements.

About Darwin Professional Underwriters, Inc.
Darwin is a specialty insurance group based in Farmington, Connecticut. The company is focused on the specialty liability insurance market and underwrites D&O liability insurance for public and private companies, E&O liability insurance, and medical malpractice liability insurance. Darwin member companies include Darwin Professional Underwriters, Inc., Darwin National Assurance Company (“DNA”), and Darwin Select Insurance Company (“Darwin Select”). DNA and Darwin Select have earned a financial strength rating of “A- (Excellent)” from A.M. Best Company. Darwin is traded on the NYSE Arca exchange under the ticker symbol, “DR.” The company became NYSE Arca’s first listed company with its initial public offering on May 19, 2006. For more information about Darwin, visit www.darwinpro.com.

Additional information concerning Darwin, its finances, and business operations can be found in the Annual Report on Form 10-K for the year ended December 31, 2006 which will be filed with the SEC.

<MORE>

Darwin Professional Underwriters, Inc. and Subsidiaries
Consolidated Statements of Operations Data

(Dollars in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Gross premiums written	$62,877	$52,297	$246,252	$165,824
Net premiums written	$41,869	$33,324	$157,004	$100,650
Revenues:
Net premiums earned	$38,149	$24,061	$132,378	$84,698
Net investment income	4,807	2,160	16,442	4,920
Net realized investment gains (losses)	36	(116)	12	(176)
Other income	—	14	—	14

Total revenues	42,992	26,119	148,832	89,456

Costs and expenses:
Losses and loss adjustment expenses	23,383	16,269	88,619	58,606
Commissions and brokerage expenses	4,455	2,300	14,609	9,191
Other underwriting, acquisition and operating expenses	6,186	4,364	21,603	14,574
Other expenses	430	212	750	1,102

Total costs and expenses	34,454	23,145	125,581	83,473

Earnings before income taxes	8,538	2,974	23,251	5,983

Income tax expense	2,744	1,191	7,286	2,276

Net earnings	$5,794	$1,783	$15,965	$3,707

Basic earnings per share:
Net earnings per share	$0.36	$0.27	$1.38	$0.56

Weighted average shares outstanding	16,108,723	6,600,000	9,770,268	6,600,000

Diluted earnings per share:
Net earnings per share	$0.34	$0.22	$0.95	$0.46

Weighted average shares outstanding	17,060,920	8,119,413	16,785,721	8,119,370

Combined ratio:
Loss ratio	61.3%	67.6%	66.9%	69.2%
Expense ratio	27.9%	27.7%	27.4%	28.1%

Combined ratio	89.2%	95.3%	94.3%	97.3%

<MORE>

Darwin Professional Underwriters, Inc. and Subsidiaries
Selected Consolidated Balance Sheets Data
December 31, 2006 and December 31, 2005
(Dollars in thousands, except per share amounts)
	December 31,	December 31,
	2006	2005
ASSETS:

Available for sale securities, at fair value:
Fixed maturity securities (amortized cost: 2006, $328,201; 2005, $120,832)	$329,846	$120,770
Short-term investments, at cost which approximates fair value	69,537	184,088

Total investments	399,383	304,858

Cash	26,873	10,255
Premiums receivable (net of allowance for doubtful accounts of $75 as of December 31, 2006 and $50 as of December 31, 2005)	31,094	22,090
Reinsurance recoverable on paid and unpaid losses	96,371	51,260
Ceded unearned reinsurance premiums	44,742	33,853
Deferred insurance acquisition costs	12,724	7,603
Property and equipment at cost, less accumulated depreciation.	1,895	1,880
Intangibles	7,306	7,092
Net deferred income tax asset	8,720	6,278
Current income taxes receivable	—	283
Other assets	6,156	2,146

Total assets	$635,264	$447,598

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Loss and loss adjustment expense reserves	$263,549	$138,404
Unearned premium reserves	123,796	88,280
Reinsurance payable	21,385	10,920
Due to brokers for unsettled trades	—	2,216
Current income taxes payable	865	—
Accrued expenses and other liabilities	7,819	8,255

Total liabilities	417,414	248,075
Series A Preferred Stock; $0.10 par value;
(Redeemable at $20.00 per share. No shares issued and outstanding at December 31, 2006. Authorized 500,000 shares; 105,300 shares issued and outstanding at December 31, 2005. Aggregate liquidation preference of $2,106 at December 31, 2005	—	2,106
Stockholders’ equity:
Common stock; $0.01 par value; authorized 50,000,000 shares; issued and outstanding 17,047,222 shares at December 31, 2006 and 8,105,625 shares at December 31, 2005	170	81
Additional paid-in capital	203,095	195,950
Retained earnings	13,548	1,425
Accumulated other comprehensive income (loss)	1,037	(39)

Total stockholders’ equity	217,850	197,417

Total liabilities and stockholders’ equity	$635,264	$447,598

<MORE>

	December 31,	December 31,	December 31,
	2006	2005	2005
Book value per common share:		Pro forma (2)	Actual (1)

Book value per common share..........................	$12.78	$11.96	$24.36

Tangible book value per common share............	$12.35	$11.53	$23.48

Net income return on average equity	7.7%

(1) Actual book value per share based on the 1,505,625 shares of restricted and 6,600,000 Alleghany shares of common stock outstanding.

(2) Pro forma book value per share gives effect to the conversion of all of the Series B Convertible Preferred Stock into

14,850,000 shares of DPUI common stock, issuance of 144,375 shares of restricted stock immediately prior to the initial public offering and the 1,505,625 shares of restricted common stock outstanding.

CONTACTS:

Analyst and investor inquiries: Jack Sennott
+1-860-284-1918
or jsennott@darwinpro.com

Press and media inquiries: Drake Manning
+1-860-284-1500
or dmanning@darwinpro.com

Both of Darwin Professional Underwriters, Inc.

###